Filed pursuant to Rule 433 Registration Statement Nos. 333-162193 and 333-162193-01

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RBS Securities Inc. ("RBSSI") is an indirect wholly owned subsidiary of The
Royal Bank of Scotland Group plc ("RBSG") and an affiliate of the Royal Bank of
Scotland N.V. ("RBS N.V.)

RBSSI is a Securities and Exchange Commission ("SEC") registered broker-dealer, a primary dealer of U.S. Government securities and a Commodity Futures Trading
Commission ("CFTC") designated Futures Commission Merchant ("FCM"). RBSSI is a member of the Securities Investor Protection Corporation (SIPC) and the
Financial Industry Regulatory Authority (FINRA). RBSSI transacts primarily with institutional counterparties and government sponsored entities.

RBSG, RBS N.V. and their respective affiliates undertake their respective U.S.
securities businesses through RBSSI.

The Royal Bank of Scotland Group plc

RBSG is a public limited company incorporated in Scotland. RBSG is the holding company of a large global banking and financial services group. Headquartered in
Edinburgh, the Group operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, RBS and NatWest. Both
RBS and NatWest are major U.K. clearing banks whose origins go back over 275 years.

In the United States, the Group's subsidiary Citizens Financial Group, Inc. is a large commercial banking organization. The Group has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers.

On October 17, 2007, RFS Holdings B.V. ("RFS Holdings"), which at the time was owned by RBSG, Fortis N.V., Fortis SA/NY, Fortis Bank Nederland (Holding) N.V.
and Santander, completed the acquisition of ABN AMRO Holding N.V. ("ABN AMRO").
RFS Holdings, which is now jointly owned by RBSG, the State of the Netherlands and Santander (the "Consortium Members"), is in the process of implementing an orderly separation of the business units of ABN AMRO, with ABN AMRO's global wholesale businesses and international retail businesses in Asia and the Middle
East subject to the outcome of RBSG's strategic review. Certain other assets will continue to be shared by the Consortium Members.

On December 1, 2008, the UK Government became the ultimate majority shareholder of RBSG. The UK Government's shareholding is managed by UK Financial Investments
Limited, a company wholly owned by the UK Government.

On February 6th, 2010, ABN AMRO Bank N.V., the bank subsidiary of ABN AMRO, changed its name to The Royal Bank of Scotland N.V. From February [6], 2010
onwards, the name "ABN AMRO Bank N.V." will be used by a separate legal entity that will ultimately be owned by the State of the Netherlands. Nether the new entity named ABN AMRO Bank N.V. nor the State of the Netherlands will, in any way, guarantee or otherwise support the obligations of RBS N.V.

For additional information about our group of companies please visit
www.rbs.com.

The Royal Bank of Scotland N.V. (RBS N.V.) and RBS Holdings N.V. have filed a registration statement (including a prospectus) with the U.S. Securities and
Exchange Commission (SEC) for the offerings of RBS ETNs to which this communication relates. Before you invest in any RBS ETNs, you should read the prospectus in that registration statement and other documents that have been filed with the SEC for more complete information about RBS N.V. and RBS Holdings
N.V., and the relevant offerings. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov. Alternatively, RBS N.V.,
RBS Holdings N.V., RBS Securities Inc. or any dealer participating in the relevant offering will arrange to send you the prospectus, prospectus supplement and the relevant pricing supplement at no charge if you request it by calling
1-866-747-4332.

RBS Americas Headquarters 600 Washington Boulevard Stamford, CT 06901

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